EXHIBIT 10.1



                        FIFTH AMENDMENT TO LEASE CONTRACT

         THIS FIFTH AMENDMENT TO LEASE CONTRACT (this "AMENDMENT") is entered into between CRESCENT REAL ESTATE FUNDING III, L.P., a Delaware limited partnership ("LANDLORD"), and BISYS, INC., a Delaware corporation, ("TENANT"), with reference to the following:

A. Nine Greenway Venture (predecessor-in-interest to Landlord) and Automatic Data Processing, Inc. (predecessor-in-interest to Tenant) entered into that certain Lease Contract dated June 30, 1986 and First Amendment of Lease Contract dated April 30, 1987; and Nine Greenway, Ltd. and Tenant entered into a Second Amendment of Lease Contract dated November 2, 1990, a Third Amendment of Lease Contract dated April 18, 1991, and a Lease Extension and Fourth Amendment of Lease Contract dated October 1, 1993 (as amended, the "LEASE") currently covering approximately 58,568 square feet of Rentable Area on the second (2nd), third (3rd) and fourth (4th) floors (the "LEASED PREMISES") of Eleven Greenway Plaza, Houston, Texas (the "BUILDING").

B. Tenant desires to surrender a portion of the Leased Premises to Landlord consisting of approximately 11,770 square feet of Rentable Area as shown on EXHIBIT "A-1", attached hereto and incorporate herein (the "REDUCTION SPACE"), thereby leaving the balance of the Leased Premises consisting of approximately 46,798 square feet of Rentable Area as shown on EXHIBIT "A-2" (the "LEASED PREMISES"). Landlord is willing to accept the surrender of the Reduction Space on the terms and conditions set forth below.

C. Landlord and Tenant also desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. SECOND EXTENSION PERIOD. The term of the Lease is extended for the period (the "SECOND EXTENSION PERIOD") commencing on November 1, 2001, and expiring on October 31, 2008.

2. SPACE REDUCTION. The Lease is amended to provide that, effective as of 11:59 p.m. on October 31, 2001 (the "EFFECTIVE Date"), (a) the Reduction Space shall be subtracted from the Leased Premises, (b) the floor plan drawings attached to the Lease as EXHIBIT "A" shall be deleted and replaced with EXHIBIT "A-2" attached to this Amendment, and (c) the term, "LEASED PREMISES," as used in the Lease shall mean and include approximately 46,798 square feet of Rentable Area being the entirety of the third (3rd) and fourth (4th) floors of the Building, being the Rentable Area of the Leased Premises. As of the Effective Date, (i) Tenant shall no longer have any right to occupy and/or use the Reduction Space,
(ii) the Lease shall be deemed terminated with respect to the Reduction Space, and (iii) neither Tenant nor Landlord shall have any further liability or obligation to the other with respect to the Reduction Space, except for those items that survive the termination of the Lease pursuant to its terms and except as specifically set forth in this Amendment.

3. TENANT'S OBLIGATIONS. By the Effective Date, Tenant shall have (a) peaceably vacated and surrendered the Reduction Space to Landlord broom-clean, subject only to (i) ordinary and customary wear and tear, and (ii) damage resulting from a fire or other casualty, and otherwise in accordance with the applicable provisions of the Lease; (b) paid to Landlord any and all rent and other known amounts owed to Landlord through and including the Effective Date pursuant to the terms of the Lease (including any additional rental), but Landlord and Tenant shall reconcile any overpayment or underpayment of additional rental for the current calendar year (and if not yet reconciled, for the prior calendar year), and other amounts owed by Tenant under the Lease, when the actual amount(s) is/are known; (c) removed from the Reduction Space all persons occupying and using the Reduction Space and removed from the Reduction Space all personal property (other than fixtures) owned by Tenant, except for those items otherwise conveyed to Landlord pursuant to the Lease or any other written agreement between the parties; and (d) returned to Landlord all suite keys, restroom keys, access cards to the parking facilities, and security cards issued to Tenant used solely in connection with the Reduction Space.


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




4. ACCESS. Landlord may prohibit access by Tenant to the Reduction Space after the Effective Date by changing the locks to the Reduction Space or by any other means permitted by the Lease, at law or in equity.

5. REMOVAL OF PROPERTY.

         (a) Notwithstanding anything in the Lease to the contrary, all permanent or built-in fixtures or improvements and all mechanical, electrical and plumbing equipment in the Reduction Space shall be and remain the property of Landlord as of the Effective Date. All furnishings, equipment, furniture, trade fixtures and other removable equipment installed in the Reduction Space by Tenant and paid for by Tenant shall remain the property of Tenant and shall be removed by Tenant on or before the Effective Date (unless otherwise agreed by Landlord and Tenant in writing). Tenant shall promptly reimburse Landlord for the actual cost to repair any damage caused by such removal, and shall pay Landlord the actual cost of such repair for which Tenant may be billed after the Effective Date.

         (b) If any furnishings, equipment, furniture, trade fixtures or other removable equipment are not removed on or before the Effective Date, Tenant grants to Landlord the option, exercisable at any time thereafter without the requirement of any notice to Tenant, (i) to treat such property, or any part of such property, as being abandoned by Tenant to Landlord, in which event Landlord shall be deemed to have full rights of ownership in such abandoned property; provided however, that Landlord shall not assume title to, or an ownership interest in, any "solid waste," "hazardous waste," or other material regulated by or subject to any applicable environmental, health or safety laws, and any such material may be disposed of in accordance with such laws at Tenant's sole cost and expense, with reimbursement therefor to be made by Tenant to Landlord upon demand; (ii) to elect to remove and store such property, or any part of such property, on Tenant's behalf (but without assuming any liability to any person) and at Tenant's sole cost and expense, with reimbursement therefor to be made by Tenant to Landlord upon demand; and/or (iii) to sell, give away, donate or dispose of as trash or refuse any or all of such property without any responsibility to deliver to Tenant any proceeds from such disposition. Landlord shall have no liability of any kind whatsoever to Tenant in respect of the exercise or failure to exercise the options set forth in this PARAGRAPH 5. Specifically, Tenant shall not have the right to assert against Landlord a claim either for the value, or the use, of any such property, either as an offset against any amount of money owing to Landlord or otherwise. The provisions of this PARAGRAPH 5 shall supersede the applicable provisions of the Texas Property Code, specifically including without limitation Section 93.002(d) and (e) thereof, as amended from time to time, and any other law purporting to restrict the options granted to Landlord in this PARAGRAPH 5.

6. BASE RENTAL. Commencing on November 1, 2001 and continuing through the Second Extension Period, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rental for the Leased Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

                                 LEASED PREMISES

                                                                        MONTHLY
    FROM                    THROUGH                 RATE            BASE RENTAL
    -----                   -------                 ----
    November 1, 2001        October 31, 2003        $20.00           $77,996.67
    November 1, 2003        October 31, 2004        $21.00           $81,896.50
    November 1, 2004        October 31, 2005        $22.00           $85,796.33
    November 1, 2005        October 31, 2008        $23.00           $89,696.17


7. BUILDING OPERATING COST. Tenant's pro rata share of increases in Building Operating Costs payable under PARAGRAPH 13 of the Lease shall be decreased to take the Reduction Space into consideration. Tenant's current proportionate share of Building Operating Costs based upon 46,798 rentable square feet is 6.40%. The Base Year for determining Tenant's pro rata share of increases in Building Operating Costs for the Leased Premises shall be calendar year 2002. Building Operating Costs are computed on an accrual basis in accordance with sound accounting principles consistently applied. Notwithstanding anything contained in the Lease, the cost of bringing the 3rd and 4th floor restrooms into compliance with the Americans with Disabilities Act shall not be passed through as a Building Operating Cost (as defined below) which shall be at Landlord's sole cost and expense as outlined in Paragraph 4(e) of the Construction Agreement.

8. UTILITY DEREGULATION. Landlord reserves the right to select the provider of electrical services to the Building. To the fullest extent permitted by Law, Landlord shall have the continuing right, upon 30 days written notice, to change such utility provider and install a submeter for the Leased Premises at Tenant's sole cost and expense. To the extent of savings recognized, all charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the Operating Costs, unless paid directly by Tenant. If submetering is installed for the Leased Premises, Landlord may charge for Tenant's actual electrical consumption monthly in arrears at commercially reasonable rates determined by Landlord (plus, to the fullest extent permitted by applicable Laws, Landlord's then quoted administrative fee for such submetering), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord's consent to the same. Even if the Leased Premises are submetered, Tenant shall remain obligated to pay Tenant's proportionate share of the cost of electrical services, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Leased Premises.

9. CONDITION OF LEASED PREMISES.

         (a) Tenant accepts the Leased Premises in its "as-is" condition. However, any necessary construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the "CONSTRUCTION AGREEMENT" between Landlord and Tenant attached to this Amendment as EXHIBIT "C". Except as expressly provided in the Construction Agreement, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Leased Premises. BY TAKING POSSESSION OF THE LEASED PREMISES, TENANT WAIVES (i) ANY CLAIMS DUE TO DEFECTS IN THE LEASED PREMISES EXCEPT (A) MINOR FINISH ADJUSTMENTS IN WORK PERFORMED BY LANDLORD ("Punchlist Items") SPECIFIED IN REASONABLE DETAIL BY TENANT CONTEMPORANEOUSLY WITH TAKING POSSESSION, AND (B) LATENT DEFECTS IN LANDLORD'S WORK (AS DEFINED IN THE CONSTRUCTION AGREEMENT) OF WHICH TENANT NOTIFIES LANDLORD WITHIN ONE YEAR AFTER TAKING POSSESSION; AND (ii) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. Except to the extent otherwise expressly provided in this Amendment, Tenant waives the right to terminate the Lease due to Punchlist Items or the condition of the Leased Premises.

         (b) Landlord shall use commercially reasonable efforts to commence construction upon lease execution and complete construction in accordance with a construction schedule mutually agreed to by Landlord and Tenant.

10. ASBESTOS. Landlord advises Tenant that, based on asbestos survey reports for the Building prepared by Law Engineering dated September 4, 1985 and by McClelland Management Services dated June 25, 1990 and June 15, 1991, nonfriable asbestos-containing materials are present in Eleven Greenway Plaza in (i) 12"x12" floor tile and mastic at various Tenant suites and service elevator lobbies; and (ii) the thermal insulation on miscellaneous pipe fittings and the "white" mastic on the thermal pipe insulation seams in the mechanical rooms of the Building. Landlord shall be responsible for any costs associated with any required asbestos removal.

11. PARKING. The provisions in the Lease pertaining to parking do not apply to the Leased Premises. However, commencing on November 1, 2001, Landlord shall provide parking permits in connection with the Leased Premises on the following terms and conditions:

         A. Unreserved Parking: Landlord shall, at Tenant's option, provide Tenant up to three and one-half (3.5) unreserved permits per 1,000 square feet of Rentable Area leased and occupied by Tenant in the Leased Premises allowing access to the Houston City Club Garage (the "HCCG"), the North Richmond Garage, and the Edloe Street Garage, (collectively, the "GARAGES"), except as otherwise expressly provided below. Landlord shall have the right, at any time and from time to time, to change the designation of such parking garages and/or parking areas. At such time, Landlord shall have the option to reissue all or a portion of Tenant's permits to reflect the changes in parking locations. Landlord shall use commercially reasonable efforts to maintain Tenant's parking in its current parking garage locations; however, in no event shall less than 47% of the parking permits utilized by Tenant be located in the HCCG. During the first twenty-four (24) months of the Second Extension Period, Tenant shall pay the rates set forth below for such unreserved permits in the Garages:

                            North Richmond Garage:             $40.00
                            Houston City Club Garage:          $60.00 - $70.00*
                            Edloe Street Garage                $40.00

                                    * depending on location


                           Thereafter, said rates will be subject to increases
                  of 10% per annum (with annual compounding). In no event shall Tenant's rate be more than the Landlord's then quoted monthly parking rates.

         B. Reserved Parking: Tenant shall have the right to convert up to twelve (12) of its unreserved permits to reserved permits providing access to the HCCG in locations determined by Landlord, in its sole discretion. Landlord shall use commercially reasonable efforts to maintain Tenant's reserved parking in its current locations, but may relocate said spaces to other areas of the HCCG, so long as such location is approximately the same distance to entry points and stairwells as the original locations. Tenant shall pay Landlord its quoted monthly contract rate (as set from time to time) for such reserved permits, which rate is currently quoted as Eighty and No/100 Dollars ($80.00) per month for each such reserved permit.

         C. Renewals and Extensions: During any renewal or extension of the term of the Lease, Tenant will pay Landlord its full monthly contract parking rate(s) (as set from time to time) for all monthly parking permits.

         D. Taxes: All parking permit charges are subject to state and local taxes.

         E. Tenant's Use and Obligations: Tenant and its employees shall use such parking garage only in accordance with Landlord's Rules and Regulations. However, the driver of each car shall have so-called "in-and-out" privileges. Tenant acknowledges that Landlord provides parking to Arena Operating Company for Compaq Center events. Neither Tenant nor its employees shall use any parking spaces designated for visitors, other occupants of the Building or otherwise without Landlord's prior written consent. Tenant shall, within ten (10) days of Landlord's written request, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant and Tenant's employees and agents.

         F. Landlord's Liability: Landlord shall direct its third party parking contractor to cooperate with Tenant as reasonably necessary under the circumstances to rectify any problems concerning unauthorized parking in any reserved or assigned parking spaces of Tenant. Landlord shall not be liable for any damage of any nature whatsoever to, or any theft of, vehicles, or contents therein, or injury (fatal or nonfatal) to persons, in or about such parking garage, except to the extent caused by Landlord's negligence or willful misconduct. Tenant's sole remedy for any period during which its use of any parking permit is precluded for any reason shall be an abatement of the parking charges for each such precluded permit.

12. OPTION TO EXTEND. Commencing November 1, 2001, Paragraph 25 of the Lease is deleted in its entirety and replaced by the following:

         OPTION TO EXTEND

         25.

         A. Tenant may, at its option, extend the Term for one renewal period of five years (the "RENEWAL PERIOD") by written notice to Landlord (the "RENEWAL NOTICE") given no earlier than 14 nor later than 12 months prior to the expiration of the Second Extension Period, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Leased Premises, and
         (ii) no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default). Such Renewal Period shall commence upon the expiration date of the Second Extension Period. The Base Rental payable during the Renewal Period shall be the Market Rental Rate (defined in Paragraph 39 to the Lease), including any projected rate increases over the applicable Renewal Period. Except as provided herein, all terms and conditions of the Lease shall continue to apply during the Renewal Period(s).

         B. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rental (which shall be Landlord's estimate of the Market Rental Rate) for such Renewal Period (the "RENTAL NOTICE"). Tenant may accept the terms set forth in the Rental Notice by written notice (the "ACCEPTANCE NOTICE"), or reject the terms set forth in the Renewal Notice by written notice (the "REJECTION NOTICE"), to Landlord given within 45 days after receipt of the Rental Notice (the "NEGOTIATION DEADLINE"). If Tenant timely delivers its Acceptance Notice, Tenant and Landlord shall, within 45 days after receipt, execute a lease amendment confirming the Base Rental and other terms applicable during the Renewal Period. If Landlord and Tenant do not agree on the Base Rental for the Renewal Period, the parties will negotiate in good faith and attempt to reach an agreement. If Landlord and Tenant cannot agree to the Base Rental for the Renewal Period on or before the Negotiation Deadline, then Landlord and Tenant shall have an additional 15 days from the Negotiation Deadline within which Landlord and Tenant shall each have the option to elect to have such dispute resolved by arbitration pursuant to this subsection by giving the other party written notice (each an "ARBITRATION NOTICE") of its election within such 15-day period. If Tenant fails to timely deliver its Acceptance Notice or Rejection Notice or if Landlord and Tenant are unable to resolve such dispute on or before the Negotiation Deadline, and neither Landlord nor Tenant has so exercised its option to have such dispute resolved by arbitration, then the election shall be deemed cancelled and of no further force or effect.

         C. If Landlord or Tenant timely gives the other an Arbitration Notice, then the Market Rental Rate for the applicable Renewal Term shall be settled by arbitration in accordance with the following provisions, and any determination as a result thereof shall be binding upon the parties:

              (i) Landlord and Tenant shall use reasonable efforts to agree, within five business days following receipt of an Arbitration Notice, upon the appointment of one arbitrator to resolve the matter. If an agreement on a single arbitrator cannot be reached within such 5 business-day period, Landlord and Tenant shall each appoint their respective arbitrator within ten business days following the lapse of the five business-day period and shall specify the name and address of their respective arbitrator to the other party prior to the expiration of such ten business-day period; provided, that if one party fails to specify the name and address of its selected arbitrator within such ten business-day period the other party shall give such failing party written notice, and if within five days after such written notice the failing party still has not specified an arbitrator, the arbitrator selected by the other party shall act as the single arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above. The selected arbitrators shall then appoint a third arbitrator within ten business days following their appointment. If the two arbitrators are unable to agree upon a third arbitrator within such ten business-day period, the third arbitrator shall be appointed as soon as reasonably possible thereafter by the American Arbitration Association (or any successor organization, or if no successor organization shall then exist, by a court of competent jurisdiction residing in HarrisCounty, Texas), subject to the qualification requirements set forth below. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Immediately following the selection of the final arbitrator, the arbitrator(s) shall meet and, within 15 days following the complete selection of the arbitrator(s), endeavor to resolve the matter.

              (ii) Within three business days following the selection of all arbitrators, each party shall submit to the arbitrators such party's proposed Market Rental Rate, together with reasonable evidence supporting such proposed rate. The arbitrator(s) shall select either the proposed Market Rental Rate submitted by Landlord or the proposed Market Rental Rate submitted by Tenant, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Lease, with no compromise. The power of the arbitrators shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is required, the decision of such arbitrator shall govern. The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrators so require, a hearing to present the same. In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in Houston, Texas civil district courts shall govern; however, evidence will be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall resolve the controversy and shall execute and acknowledge their decision, together with a brief statement describing the rationale for such decision, in writing and deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested. If the arbitrators fail to reach an agreement during such 15-day period (as extended pursuant to the next sentence), they shall be discharged, and new arbitration proceedings shall commence, which appointments shall be made in the same manner as set forth above. By agreement in writing, Landlord and Tenant may extend the time to reach agreement either before or after the expiration thereof up to a maximum of 30 additional days.

              (iii) Each party shall bear their own costs and the costs of the arbitrator it appoints. The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally.

              (iv) Each arbitrator shall be a real estate broker licensed under the laws of the State of Texas, and shall have been actively and continuously engaged in leasing transactions involving in the aggregate more than 2,000,000 square feet of rentable area of office space in Houston, Texas for the immediately preceding 15-year period. The arbitrator(s) selected by Landlord and Tenant may not be the real estate brokers or agents that represented Landlord and Tenant in negotiations regarding the Market Rental Rate prior to the submission of the proposed Market Rental Rates to arbitration.

              (v) The decision of the arbitrator(s) shall be final and non-appealable, shall be binding on both Landlord and Tenant, and may be enforced in any court of competent jurisdiction.

13. PREFERENTIAL RIGHT TO LEASE. Commencing November 1, 2001, Paragraphs 27 and 28 of the Lease are deleted in their entirety and replaced by the following:

         PREFERENTIAL RIGHT TO LEASE

         27.

         A. So long as twenty-four months remain in the Second Extension Period, Tenant shall have a continuing Preferential Right to Lease space located on the fourth (4th) and fifth (5th) floors (the "PREFERENTIAL SPACE"), at such time as such space becomes Available (as defined below) and is subject to a bona fide offer from a third party; provided no uncured Event of Default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an Event of Default) and Tenant remains in occupancy of the entire Leased Premises. The Preferential Space shall be deemed "AVAILABLE" at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Date of Lease); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Project as of the Date of Lease. This Preferential Right to Lease shall terminate upon relocation of the Leased Premises to another building or upon any Transfer as defined in the Lease. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease. The preferential right granted hereunder is subject to and subordinate to any current or future expansion option, right of first refusal, preferential right or similar obligation to AIM Management Group Inc.

         B. Prior to leasing the Preferential Space pursuant to a bona fide offer from a third party, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the Market Rental Rate (as defined in the Lease), including any projected rate increases over the applicable term, and other applicable terms (the "PREFERENTIAL RENTAL NOTICE"). Tenant shall have 7 business days within which to accept or reject such offer. If Tenant accepts Landlord's offer, Tenant and Landlord shall, within 15 business days after Landlord's written request, execute and return a lease amendment adding the Preferential Space to the Leased Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rental and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord's then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to

         Lease shall lapse and be of no further force and effect with regard to the space that is identified in the Preferential Rental Notice.

         C. The Preferential Space shall be leased for the period commencing upon Landlord's tender of possession of the Preferential Space in accordance with Landlord's offer and this provision (the "PREFERENTIAL SPACE COMMENCEMENT DATE") and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

         D. The Preferential Space shall be tendered in an "as-is" condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment.

14. THIRD PARTY SERVICES. The Lease is amended to provide that a new PARAGRAPH 35 shall be added as follows:

         THIRD PARTY SERVICES

         35. If Tenant desires any services which Landlord has not specifically agreed to provide in the Lease, such as private security systems or telecommunications services serving the Leased Premises, Tenant shall procure such services directly from a reputable third party service provider ("PROVIDER") for its own account. Tenant shall require each Provider to comply with the Rules and Regulations, Applicable Law and Landlord's reasonable policies and practices for the Building. Tenant acknowledges Landlord's current policy that requires all Providers utilizing any area of the Building outside the Leased Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord advance written notice sufficient for such purposes. Tenant waives as to the Landlord Parties (as defined below) and shall indemnify, defend, and hold harmless the Landlord Parties from and against all Claims (as defined below) arising out of the unavailability or interruption of or defect in any services provided by any Providers, EVEN IF THE CLAIM IS CAUSED BY THE ORDINARY NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF A LANDLORD PARTY, except for the loss of Tenant's telecommunication facilities caused by the negligence or willful act of Landlord or its employees. The term "CLAIMS" means all damages, losses, injuries, penalties, disbursements, costs, charges, assessments, expenses (including attorneys' fees, experts' fees and expenses incurred in investigating, defending or prosecuting any allegation, litigation or proceeding), demands, litigation, causes of action (whether in tort or contract, in law, at equity or otherwise) and judgments. The term "LANDLORD PARTIES" (and all grammatical variations thereof) means the Landlord, the manager of the Building, Landlord's mortgagee(s) and all affiliates or subsidiaries of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents and contractors.

15. TAX APPRAISALS. The Lease is amended to provide that a new PARAGRAPH 36 shall be added as follows:

         TAX APPRAISALS

         36. Tenant waives all rights under Applicable Law to protest appraised values or receive notice of reappraisal regarding the Project (including Landlord's personalty), irrespective of whether Landlord contests same. To the extent such waiver is prohibited, Tenant shall, at Landlord's election, be deemed to have appointed Landlord as Tenant's attorney-in-fact, coupled with an interest, to appear and take all actions which Tenant would otherwise be entitled to take under applicable law with respect to the Project and Landlord's personal property. Notwithstanding anything to the contrary contained in this PARAGRAPH 36, Tenant may protest any appraised values of Tenant's personal property and, if separately assessed, Tenant's above Building standard leasehold improvements.

16. SECURITY SYSTEM. Effective November 1, 2001, the Lease is amended to provide that a new PARAGRAPH 37 shall be added as follows:



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

         SECURITY SYSTEM

         37. Tenant may, at its sole cost and expense, install a security system in the Leased Premises (the "SECURITY SYSTEM"), provided that (i) Tenant shall maintain the Security System and keep the same in good working order, (ii) Tenant cooperates with Landlord and other tenants in the Project on security matters, and (iii) Tenant provides Landlord all items necessary to gain access to the Leased Premises including, without limitation, access cards and access codes. Tenant acknowledges that Landlord is not a guarantor of the security or safety of the Tenant, its employees, agents or affiliates or their property, and that such matters are the responsibility of Tenant and the local law enforcement authorities.

17. SIGNAGE/IDENTITY. Effective November 1, 2001, the Lease is amended to provide that a new PARAGRAPH 38 shall be added as follows:

         SIGNAGE

         38. So long as Tenant occupies at least 46,798 square feet of leasable office space located in the Building and no Event of Default exists under this Lease, then during the Term and any renewals or extensions thereof, Tenant shall have the right, at its sole cost and expense, to display its corporate name on the multi-tenant sign located on the north side of the Building fronting Richmond Avenue (the "MONUMENT SIGNAGE") subject to (i) any approval, if required, by Law, deed restrictions, or the rules and regulations of the Greenway Plaza Scenic District and (ii) Landlord's approval of the appearance of the Monument Signage, not to be unreasonably withheld, conditioned or delayed. The positioning of names on the Monument signage is based upon the alphabetical order of the tenant names. The initial installation and any future modifications approved by Landlord shall be performed by Landlord but shall be at Tenant's sole cost and expense. Landlord, at Tenant's sole cost and expense, shall maintain and repair Tenant's portion of the Monument Signage. Further, at the expiration or earlier termination of this Lease including any extension of the same, Landlord shall have the option to remove Tenant's name from the Monument Signage and repair any damage to the Monument Signage caused by the removal of Tenant's name, all at Tenant's sole cost and expense.

18. MARKET RENTAL RATE. The Lease is amended to provide that a new PARAGRAPH 39 shall be added as follows:

         MARKET RENTAL RATE

         39. The "MARKET RENTAL RATE" is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in Three Greenway Plaza, Five Greenway Plaza, Nine Greenway Plaza, Eleven Greenway Plaza, Twenty-Four Greenway Plaza and Phoenix Tower (the "MARKET COMPARABLES"). The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Market Comparables.

19. CONSENT. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord's mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

20. BROKER. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment, except CB Richard Ellis, Inc. Tenant shall indemnify and hold harmless Landlord Parties from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.



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





21. TIME OF THE ESSENCE. Time is of the essence with respect to Tenant's execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Leased Premises is located) on September 3, 2001, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord's acceptance, execution and return of this Amendment shall constitute Landlord's agreement to waive Tenant's failure to meet such deadline.

22. MISCELLANEOUS. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties' entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

LANDLORD AND TENANT enter into this Amendment on September 12, 2001.

LANDLORD:                        CRESCENT REAL ESTATE FUNDING III, L.P.,
                                 a Delaware limited partnership
                                 By: CRE Management III Corp.
                                     a Delaware corporation, its General Partner

                                 By:
                                     ------------------------------------------
                                     Robert H. Boykin, Jr.
                                     Vice President
                                     Leasing & Marketing


TENANT:                          BISYS, INC.,
                                 a Delaware corporation

                                 By:
                                     ------------------------------------------
                                     Name:
                                           ------------------------------------
                                     Title:
                                            -----------------------------------



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